FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                 CURRENT REPORT

                         Pursuant to Section 13 of 15(d)
                   of the Securities and Exchange Act of 1934

                             -----------------------

                          Date of Report: June 28, 1996

                                ORTHOLOGIC CORP.
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             (Exact name of registrant as specified in its charter)

        Delaware                       0-21214                   86-0585310
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(State or other jurisdiction       (Commission File           (I.R.S. Employer
     of incorporation)                  Number)              Identification No.)

   2850 S. 36TH STREET, #16, PHOENIX, ARIZONA                        85034
   ------------------------------------------                        -----
   (Address of principal executive offices)                        (Zip Code)





       Registrant's telephone number, including area code: (602) 437-5520
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Item 5.  Other Events.

         This Report contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking material. Factors which could cause or contribute to such differences include, but are not limited to, the uncertainties associated with regulatory review processes (including potential withdrawal of regulatory approvals, imposition of labeling restrictions and other regulatory procedures), NASD review (including possible intensified scrutiny and sanctions) and litigation (including judicial interpretation of the facts and/or law differing from the Company's interpretation), the response of the market, customers and analysts to announcements regarding such processes and litigation, and the "Risk Factors" set forth in the Company's prospectus dated April 25, 1996. The forward-looking statements should be considered in light of these risks and uncertainties.

         1. FDA Warning Letter. OrthoLogic Corp. (the "Company") received a warning letter from the FDA dated May 31, 1996 regarding the promotion and custom configurations of the Company's OrthoLogic 1000(R) Bone Growth Stimulator. The FDA letter expressed concerns regarding representations with respect to using patient registry data, promotion of the OrthoLogic 1000(R) for new indications without an approved supplemental application and changes in design or physical layout of the device for these new indications and using the FDA name in promotional literature. The Company has submitted a written response to the FDA, which provides additional information necessary for a more complete understanding of the issues and proposes certain modifications and corrections.

         According to Dr. Allan Weinstein, the Company's Chairman and Chief Executive Officer, "this warning letter deals with concerns that have no effect on OrthoLogic's core business which is the promotion and sale of the OrthoLogic 1000(R) for non-union fractures. We believe that these concerns can be resolved with the FDA expeditiously and will have no material adverse effect on product sales."

         2. Shareholder Lawsuits and NASD Inquiry. The Company has been named in a lawsuit filed in the Maricopa County (Arizona) Superior Court on behalf of a stockholder claiming the Company made false and misleading statements pertaining to its OrthoLogic 1000(R) Bone Growth Stimulator in an effort to inflate the price of its common stock. The lawsuit also names Allan M. Weinstein, the
Company's Chairman and Chief Executive Officer as co-defendant. In the complaint, which was served on the Company June 24, 1996, the plaintiff seeks class action status to represent all buyers of OrthoLogic's common stock from April 1 to June 17, 1996. On June 24, 1996, the Company also received notice that the National Association of Securities Dealers, Inc., NASD, is conducting a routine review of trading activity in the Company's stock. The Company is in the process of preparing its response to the allegations as set forth in the lawsuit and the NASD inquiry.

         According to Dr. Weinstein, "this lawsuit seeks to exploit a drop in the Company's common stock price . . . that occurred after dissemination of information about a warning letter issued to the Company by the FDA. This warning letter deals with concerns that are not expected to impair OrthoLogic's core business, which is the promotion and sale of the OrthoLogic 1000 for non-union fractures. We believe that these concerns can be resolved with the FDA expeditiously and will have no material adverse effect on product sales. As a result, the Company intends to defend the lawsuit vigorously. The Company is also preparing a written response to the NASD, which provides additional information necessary for a more complete understanding of the issues."

         On June 25, 1996, the Company was served in a lawsuit in Federal court claiming the Company made false and misleading statements pertaining to its OrthoLogic 1000(R) Bone Stimulator. The lawsuit is a class action complaint for violation of federal securities laws. The lawsuit also names Allan M. Weinstein, the Company's Chairman and Chief Executive Officer as co-defendant. The Company is also in the process of preparing its response to the allegations as set forth in this lawsuit and intends to defend the lawsuit vigorously.

         3. New President and Chief Operating Officer. Effective July 1, 1996, George A. Oram, Jr. will become the Company's President and Chief Operating Officer. Mr. Oram, 48, will assume responsibility for the day-to-day operations of the Company. Allan M. Weinstein, 51, who founded the Company in 1987, and has since served as its President and Chief Executive Officer, will continue as OrthoLogic's Chairman and Chief Executive Officer.

         Mr. Oram, a member of OrthoLogic's Board of Directors since 1992, departs Fibromed, Inc., a pharmaceutical company engaged in developing products for the prevention and treatment of fibrosis, where he has served as President and Chief Executive Officer since 1995. Previously, Oram was President and Chief Operating Officer of Biomatrix, Inc., a medical products company from 1987 to 1994. Prior to joining Biomatrix, he was President and Chief Operating Officer of EBI Medical Systems, Inc., an orthopedic device company, and held various executive positions during an eleven-year career at Johnson and Johnson. Oram is a member of the Board of Directors of OsteoDyne, Inc., a privately held musculoskeletal device manufacturer.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                                     ORTHOLOGIC CORP.



Date:   June 28, 1996                   By:  /s/ Allen R. Dunaway
                                            ------------------------------------
                                                 Allen R. Dunaway
                                                 Vice President, Chief
                                                 Financial Officer and Secretary